Exhibit 99.1

Dakota Plains, Inc.
Consolidated Financial Statements for the Years Ended December 31, 2011 and 2010

(1)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Dakota Plains, Inc.

Wayzata, Minnesota

We have audited the accompanying consolidated balance sheets of Dakota Plains, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Plains, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

March 22, 2012

(2)

DAKOTA PLAINS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010

ASSETS

	December 31,
	2011	2010
CURRENT ASSETS
Cash and Cash Equivalents	$1,753,665	$575,290
Prepaid Expenses	16,756	—
Deferred Tax Asset	2,307,000	84,000
Total Current Assets	4,077,421	659,290

PROPERTY AND EQUIPMENT
Land	1,053,576	405,179
Site Development	2,329,660	2,268,877
Other Property and Equipment	42,075	10,167
Total Property and Equipment	3,425,311	2,684,223
Less - Accumulated Depreciation	259,520	102,229
Total Property and Equipment, Net	3,165,791	2,581,994

PREFERRED DIVIDEND RECEIVABLE	317,808	—

INVESTMENT IN DPTS MARKETING, LLC	11,996,571	—

INVESTMENT IN DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC	2,890,280	524,725

Total Assets	$22,447,871	$3,766,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$32,616	$81,078
Income Taxes Payable	—	220,000
Accrued Expenses	80,661	—
Derivative Liability	5,540,000	—
Deferred Rental Income	125,164	112,854
Total Current Liabilities	5,778,441	413,932

LONG-TERM LIABILITIES
Promissory Notes	9,000,000	—
Deferred Rental Income	125,163	225,709
Deferred Tax Liability	460,000	247,000
Total Long-Term Liabilities	9,585,163	472,709

Total Liabilities	15,363,604	886,641

STOCKHOLDERS’ EQUITY
Preferred Stock - Par Value $.001; 10,000,000 Shares Authorized; None Issued or Outstanding	—	—
Common Stock, Par Value $.001; 200,000,000 Authorized, 37,014,018 and 30,592,744 Outstanding, respectively	37,014	30,592
Additional Paid-In Capital	10,158,044	2,238,763
Retained Earnings (Accumulated Deficit)	(3,110,791)	610,013
Total Stockholders’ Equity	7,084,267	2,879,368

Total Liabilities and Stockholders’ Equity	$22,447,871	$3,766,009

The accompanying notes are an integral part of these consolidated financial statements.

(3)

DAKOTA PLAINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, AND 2010

	Year Ended December 31,
	2011	2010
REVENUES
Rental Income - Related Party	314,581	$163,427

OPERATING EXPENSES
General and Administrative Expense	3,897,066	110,059
Depreciation and Amortization	159,275	90,929
Total Operating Expenses	4,056,341	200,988

LOSS FROM OPERATIONS	(3,741,760)	(37,561)

OTHER INCOME (EXPENSE)
Income from Investment in Dakota Petroleum Transport Solutions, LLC	4,236,779	1,117,608
Income from Investment in DPTS Marketing, LLC	2,314,279	—
Interest Expense, net of Interest Income	(3,371,812)	1,259
Loss on Extinguishment of Debt	(4,552,500)	—
Other Expense	(2,777)	—
Total Other Income (Expense)	(1,376,031)	1,118,867

INCOME (LOSS) BEFORE INCOME TAXES	(5,117,791)	1,081,306

INCOME TAX PROVISION (BENEFIT)	(2,007,000)	416,000

NET INCOME (LOSS)	$(3,110,791)	$665,306

Net Income (Loss) Per Common Share – Basic and Diluted	$(0.09)	$0.02

Weighted Average Shares Outstanding – Basic and Diluted	35,214,940	30,122,634

The accompanying notes are an integral part of these consolidated financial statements.

(4)

DAKOTA PLAINS, INC. AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Year Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(3,110,791)	$665,306
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and Amortization	159,275	90,929
Amortization of Debt Discount	1,346,816	—
Loss on Extinguishment of Debt	4,552,500	—
Loss on Disposal of Property and Equipment	2,776	—
Loss on Derivative Liability	1,167,500	—
Deferred Income Taxes	(2,010,000)	196,000
Issuance of Common Stock for Consulting Fees	2,168,000	46,728
Decrease (Increase) in Deferred Rental Income	(100,546)	225,709
Income from Investment in Dakota Petroleum Transport Solutions, LLC	(4,236,779)	(1,117,608)
Income from Investment in DPTS Marketing, LLC	(2,314,279)	—
Non-cash Rental Income	(80,986)	(20,246)
Share-based Compensation	510,756	—
Changes in Working Capital and Other Items:
Decrease in Trade Receivables	—	19,161
Increase in Prepaid Expenses	(16,756)	—
Increase (Decrease) in Accounts Payable	(6,184)	8,000
Increase (Decrease) in Income Taxes Payable	(220,000)	220,000
Increase (Decrease) in Accrued Expenses	80,661	(19,147)
Increase in Deferred Rental Income	12,310	112,854
Net Cash Provided by (Used In) Operating Activities	(2,095,727)	427,686

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(788,126)	(1,534,587)
Cash Paid for Investment in Dakota Petroleum Transport Solutions, LLC	—	(50,000)
Cash Paid for Investment in DPTS Marketing, LLC	(10,000,100)	—
Cash Received from Dakota Petroleum Transport Solutions, LLC	1,952,210	659,102
Net Cash Used In Investing Activities	(8,836,016)	(925,485)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock	5,187,500	652,500
Proceeds from Exercise of Warrants	14,250	—
Repayments of Notes Payable - Related Parties	—	(240,000)
Cash Paid for Debt Extinguishment Costs	(150,000)	—
Cash Dividend Paid	(1,941,632)	—
Proceeds from Senior Promissory Notes	3,500,000	—
Proceeds from Junior Promissory Notes	5,500,000	—
Net Cash Provided by Financing Activities	12,110,118	412,500

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,178,375	(85,299)

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	575,290	660,589

CASH AND CASH EQUIVALENTS – END OF PERIOD	$1,753,665	$575,290

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$858,082	$34,849
Cash Paid During the Period for Income Taxes	$211,220	$—

Non-Cash Financing and Investing Activities:
Purchase of Property and Equipment Paid Subsequent to Period End	$30,800	$73,078
Fair Value of Warrants Issued for Debt Issuance Costs	$1,346,816	$—
Payment of Debt Extinguishment Costs through Issuance of Common Stock	$30,000	$—
Preferred Dividend Receivable	$317,808	$—
Loss on Extinguishment of Debt Related to Derivative Liability	$4,372,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

(5)

DAKOTA PLAINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

					Retained
			Additional	Stock	Earnings	Total
	Common Stock		Paid-In	Subscriptions	(Accumulated	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit)	Equity

Balance – December 31, 2009	29,766,462	29,766	1,650,361	(110,000)	(55,293)	1,514,834

Sale of Common Shares at $.775 Per Share	700,000	700	541,800	—	—	542,500

Issuance of Common Shares related to Consulting Agreement	92,282	92	25,286	—	—	25,378

Issuance of Common Shares related to Consulting Agreement	10,000	10	2,740	—	—	2,750

Issuance of Common Shares related to Consulting Agreement	24,000	24	18,576	—	—	18,600

Payment on Subscriptions Receivable	—	—	—	110,000	—	110,000

Net Income	—	—	—	—	665,306	665,306

Balance – December 31, 2010	30,592,744	30,592	2,238,763	—	610,013	2,879,368

Sale of Common Shares at $2.125 Per Share	1,500,000	1,500	3,186,000	—	—	3,187,500

Sale of Common Shares at $4 Per Share	500,000	500	1,999,500	—	—	2,000,000

Issuance of Common Shares related to Consulting Agreements	2,282,000	2,282	2,165,718	—	—	2,168,000

Issuance of Restricted Common Shares	600,000	600	(600)	—	—	—

Issuance of Common Shares as a Stock Dividend	1,441,774	1,442	(1,442)	—	—	—

Issuance of Common Shares to Board of Directors	40,000	40	84,960	—	—	85,000

Issuance of Common Shares for Finance Costs	7,500	8	29,992	—	—	30,000

Cash Dividend Paid	—	—	(1,331,619)	—	(610,013)	(1,941,632)

Share Based Compensation	—	—	425,756	—	—	425,756

Issuance of Common Shares Related to Exercise of Warrants	50,000	50	14,200	—	—	14,250

Warrants Issue Included in Debt Issuance Costs	—	—	1,346,816	—	—	1,346,816

Net Loss	—	—	—	—	(3,110,791)	(3,110,791)

Balance - December 31, 2011	37,014,018	$37,014	$10,158,044	$—	$(3,110,791)	$7,084,267

The accompanying notes are an integral part of these consolidated financial statements.

(6)

Dakota Plains, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

1.     Organization and Nature of Business

Dakota Plains, Inc. (the “Company”) (formerly Dakota Plains Transport, Inc.) was formed in November 2008 for the purpose of owning and operating a transloading facility near New Town, North Dakota through which producers, transporters, and marketers may transload crude oil and related products from and onto the Canadian Pacific Railway.

The Company is governed by a board of directors and managed by its officers. The affairs of the Company are governed by Minnesota law and the Company’s Bylaws.

Dakota Plains Marketing, LLC (“DPM”), a wholly owned subsidiary of the Company was formed in April 2011 primarily to engage in the purchase, sale, storage, transport and marketing of hydrocarbons produced within North Dakota to or from refineries and other end-users or persons.

In December 2011, the Company transferred all of its assets and liabilities, excluding DPM, to Dakota Plains Transloading, LLC (“DPT”). DPT is a wholly owned subsidiary of the Company that was formed in April 2011. The purpose of DPT is to participate in the ownership and operation of the transloading facility near New Town, North Dakota through which producers, transporters, and marketers may transload crude oil and related products from and onto the Canadian Pacific Railway.

2.     Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Joint Venture Equity Investment

The equity method is used to account for investments in joint ventures where the Company has significant influence, representing equity ownership of not more than 50%. As further described in Note 3, the Company’s equity investments consist of 50% owned Dakota Petroleum Transport Solutions, LLC (“DPTS”) joint venture and 50% owned DPTS Marketing, LLC (“DPTSM”) joint venture. DPTS and DPTSM have December 31 fiscal year ends, and the Company records its 50% share of the joint ventures’ net income or loss based on their most recent annual audited financial statements. The Company’s share of the joint ventures’ operating results for each fiscal year are adjusted for the Company’s share of intercompany transactions. Such transactions primarily relate to rental agreements. Any significant unrealized intercompany profits or losses are eliminated in applying the equity method of accounting.

(7)

The Company follows applicable authoritative guidance whereby declines in estimated investment fair value below carrying value assessed as other than temporary are recognized as a charge to earnings to reduce carrying value to estimated fair value. The Company periodically evaluates its equity investments for possible declines in value and determines if declines are other than temporary based on, among other factors, the sufficiency and outcome of equity investee performed impairment assessments (which includes third party appraisals and other analyses), the amount and length of time that fair value may have been below carrying value, near-term and longer-term operating and financial prospects of equity investees, and the Company’s intent and ability to hold the equity investments for a period of time sufficient to allow for any anticipated recovery.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  The Company’s cash positions represent assets held in checking and money market accounts.  These assets are generally available to the Company on a daily or weekly basis and are highly liquid in nature. Due to the balances being greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits. The Company believes this risk of loss is minimal.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives.

Estimated useful lives are as follows:
Site development	15 years
Other Property and Equipment	3 - 5 years
Land	—

Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.  Depreciation expense was $159,275 and $90,929 for the years ended December 31, 2011 and 2010, respectively.

Site Development

The Site development costs capitalized into property and equipment relate to the Company’s investment in the transloading facility operated in the joint venture with Dakota Petroleum Transport Solutions, LLC (See Note 3). The breakdown of these costs are as follows:

Site Improvements – Phase I	Amount
Track Construction	$861,456
Private Siding Construction	142,101
Fees & Permits	5,356
Total	$1,008,913

Site Improvements – Phase II	Amount
Track Construction	$267,187
Dirt Work	627,687
Electrical	425,872
Total	$1,320,747

Site Development Costs – Original Lease with Joint Venture (Note 4)	$1,008,913
Site Development Costs – Supplemental Agreement with Joint Venture (Note 3)	$1,320,747

Impairment

FASB ASC 360-10-35-21 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  There was no impairment identified at December 31, 2011 and 2010.

(8)

Environmental Accrual

Accruals for estimated costs for environmental obligations generally are recognized no later than the date when the Company identifies what cleanup measures, if any, are likely to be required to address the environmental conditions. Included in such obligations are the estimated direct costs to investigate and address the conditions, and the associated engineering, legal and consulting costs. In making these estimates, the Company considers information that is currently available, existing technology, enacted laws and regulations, and its estimates of the timing of the required remedial actions. Such accruals are initially measured on a discounted basis — and are adjusted as further information becomes available or circumstances change — and are accreted up over time. The Company has recorded no liability for environmental obligations as of December 31, 2011 and 2010.

Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-30. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. The Company has examined the tax positions taken in its tax returns and determined that there are no uncertain tax positions. As a result, the Company has recorded no uncertain tax liabilities in its consolidated balance sheet.

Stock-Based Compensation

The Company records expenses associated with the fair value of stock-based compensation. For restricted stock grants the Company calculates the stock based compensation expense based upon estimated fair value on the date of grant.   For stock warrants and options, the Company uses the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30.

Earnings Per Share

Basic earnings per common share excludes dilution and is computed by dividing net income attributable to Company stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if common stock equivalents were exercised or converted to common stock. The dilutive effect of common stock equivalents is calculated using the treasury stock method. When a loss from continuing operations exists, all potentially dilutive securities are anti-dilutive and therefore excluded from the computation of diluted earnings per share. As the Company had a loss for the year ended December 31, 2011, the potentially dilutive shares are anti-dilutive and thus not added into the earnings per share calculation.

As of December 31, 2011, there were (i) 55,000 shares of restricted stock that were issued and vest in 2012 and 2013 and represent potentially dilutive shares; (ii) 3,450,000 stock warrants that were issued and presently exercisable and represent potentially dilutive shares, which have an exercise price of $0.285; (iii) 700,000 stock warrants that were granted but are not presently exercisable and represent potentially dilutive shares, which have an exercise price of $2.50 and vest in 2013; (iv) 250,000 stock options that were issued and presently exercisable and represent potentially dilutive shares, which have an exercise price of $2.50.

(9)

There were no potentially dilutive shares outstanding as of December 31, 2010.

Fair Value Measures

The Company measures fair value using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1 – Quoted market prices in active markets that are accessible at measurement date for identical assets or liabilities;

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and less observable from objective sources.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Such significant estimates include recoverability of property and equipment and equity investments, depreciable lives for property and equipment and accounting for income taxes. Actual results may differ from those estimates.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Dakota Plains, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Subsequent Events

Management has evaluated subsequent events through March 22, 2012, which is the date the consolidated financial statements were available to be issued.

3.     Joint Ventures

Dakota Petroleum Transport Solutions, LLC

On November 9, 2009, the Company entered into a joint venture with Petroleum Transport Solutions, LLC (“PTS”). The Company and PTS each own 50% of the outstanding member units of Dakota Petroleum Transport Solutions, LLC. The joint venture was formed to engage in the acquisition, construction and operation of a petroleum transloading facility in New Town, North Dakota (“Transloading Facility”). In December 2011, the Company transferred its interest in this joint venture to DPT.

Each of the members of Dakota Petroleum Transport Solutions, LLC was required to make an initial capital contribution of $50,000. Each member received 1,000 member units for their initial capital contribution, for a total of 2,000 member units issued and outstanding.

The Company was responsible for the following actions and services as part of the membership agreement:

-	Acquire the real property necessary for the operation of the Transloading Facility and for rail spur service between the Transloading Facility and the available trunk rail line.
-	Acquire equipment and material, pay contractors, acquire permits and assemble and erect the Transloading Facility.

PTS has primary responsibility for operating, coordinating, and managing the Transloading Facility on a day to day basis, while utilizing the expertise of our wholly-owned subsidiary, Dakota Plains Transloading, LLC, and its affiliates in providing rail-based solutions. This occurs either directly or through services contracted by Dakota Petroleum Transport Solutions, LLC with third parties, the operation of the transloading facility, including contracting for truck transport of hydrocarbons from the producers’ locations to the transloading facility and managing all accounting and bookkeeping functions in connection with the operation of the transloading facility. PTS has further agreed to assist both of the joint ventures in which our wholly owned subsidiaries participate through PTS’s contacts with marketers, transporters, refiners and other end users.

As part of the joint venture agreement the Company will own the Transloading Facility and the equipment acquired and lease the property to Dakota Petroleum Transport Solutions, LLC (See Note 4).

(10)

The operations of the Transloading Facility commenced in November 2009. Under provisions of the member control agreement the profits and losses of Dakota Petroleum Transport Solutions, LLC are split 50/50, pro rata based on number of member units outstanding. The cash payments from the joint venture will also be paid pro rata based on the number of member units outstanding.

Dakota Petroleum Transport Solutions, LLC will exist for an initial term expiring December 31, 2013 and the term shall automatically extend in two-year renewal periods unless and until terminated. Dakota Petroleum Transport Solutions, LLC can be terminated by written agreement signed by all members or at the completion of any term if written notice of termination is delivered by one member to the other member at least 90 days prior to the end of such term.

The Company is accounting for this joint venture using the equity method of accounting. The income or loss from the joint venture is included in other income on the consolidated statements of operations and the Company has recorded an investment in Dakota Petroleum Transport Solutions, LLC on its consolidated balance sheet.

Supplemental Agreement

In September 2010, the Company entered into a Supplemental Agreement to the Dakota Petroleum Transport Solutions, LLC member control agreement (“Supplemental Agreement”). The purpose of the Supplemental Agreement was to obtain access to site improvements and certain additional transloading equipment necessary to fulfill certain transloading contracts. Under this Supplemental Agreement the Company agreed to provide funds for the site improvements. The total costs incurred for these site improvements were $1,320,747. These costs have been capitalized as property and equipment on the Company’s consolidated balance sheet.

As part of the Supplemental Agreement, PTS was required to pay all costs for the acquisition of four new transloaders. The total cost of these transloaders was $658,012, with an estimated residual value of $131,602 at the end of the initial Agreement term.

The Company is recognizing rental income of $6,749 per month through December 31, 2013 to reflect the economics of the $526,410 of costs incurred (the $526,410 is the amount each party incurred). Rental income related to these costs incurred was $80,986 and $20,246 for the years ended December 31, 2011 and 2010, respectively. No cash has been received related to this rental income; the rental income due is being treated as an additional capital contribution in lieu of cash which then increases in the Company’s investment in the joint venture.

In order to render fair and equitable the leases for the additional expenditures by the members relating to the site improvements and new equipment, the Supplemental Agreement included a provision that the Company would receive 75% of the cash distributions from Dakota Petroleum Transport Solutions, LLC until the Company had been reimbursed for its incremental costs incurred above the $526,410. The additional expenditures would also incur interest at an interest rate of 7% per annum until paid in full. After the Company was reimbursed and received the required interest, the cash distributions reverted back to the 50/50 split as per the original agreement. Only the cash distributions were changed under the Supplemental Agreement, the profit and loss allocations remained the same as the original member control agreement. As of December 31, 2011 the Company has been reimbursed in cash for the full $794,337 of additional expenditures related to the Supplemental Agreement.

The Company will report the $397,169, 50% of the costs incurred in excess of amounts incurred by PTS, as rental income over the life of the joint venture and $397,168 will be included as income from investment in Dakota Petroleum Transport Solutions, LLC as the related expense is recorded by DPTS. Rental income related to the Supplemental Agreement was $118,627 and $28,214 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Company has received $250,327 and $338,563 in lease payments in excess of the amount reported as revenue. This amount is included as deferred rental income on the consolidated balance sheet with the amount to be earned in the next twelve months recorded as a current liability. There are no future lease payments receivable related to this agreement as of December 31, 2011 and 2010.

Summarized financial information of Dakota Petroleum Transport Solutions, LLC is as follows:

	Year Ended
	December 31,
	2011	2010
Sales	$11,799,406	$3,531,796
Net Earnings	7,844,398	1,908,361
Company's Share of Equity in Net Earnings	3,922,199	954,181
Total Assets	6,820,137	2,820,556
Total Liabilities	519,761	1,093,978
Share of Equity in Net Assets	3,150,188	863,289

The differences between the Company’s share of equity in the net assets of DPTS and the investment in DPTS as shown on the consolidated balance sheet is due to 50% of the deferred rental income or rental receivable for leases entered into with DPTS being eliminated through the investment in DPTS. Since 50% of the rental income received from DPTS is eliminated and reported through income from DPTS, as a reduction of expenses, on the Company’s consolidated statements of operations, 50% of the deferred rental income received or rent receivable not received under the terms of the lease agreements is eliminated against the investment in DPTS.

(11)

DPTS Marketing, LLC

On April 29, 2011, the Company, through its wholly owned subsidiary DPM, entered into a joint venture with Petroleum Transport Solutions, LLC (“PTS”). The Company and PTS each own 50% of the outstanding member units of DPTS Marketing, LLC. The joint venture was formed to engage in the purchase, sale, storage, transport, and marketing of hydrocarbons produced within North Dakota to or from refineries and other end-users or Persons and to conduct trading activities.

Each of the members of DPTS Marketing, LLC was required to make an initial capital contribution of $100. Each member received 1,000 member units for their initial capital contribution, for a total of 2,000 member units issued and outstanding.

Each of the members of DPTS Marketing, LLC was also required to make an initial Member Preferred Contribution of $10,000,000 to support the trading activities of the joint venture. The Company made its Member Preferred Contribution on May 11, 2011. Upon written agreement of all the members, the members will make such additional Member Preferred Contributions as are agreed upon. All Member Preferred Contributions made shall entitle the member to receive a cumulative preferred return of 5% per annum, which preferred return will be paid in cash on a quarterly basis subject to there being cash available. At December 31, 2011, the Company reported a preferred dividend receivable of $317,808 on its consolidated balance sheet. The Company has received no payments from DPTS Marketing, LLC as of December 31, 2011.

PTS has agreed to perform and be solely responsible for the purchasing, selling, storing, transporting, marketing and transacting trades in North Dakota crude oil, and entering into related agreements and conducting related activities, on behalf of DPTS Marketing LLC. All trading activities in North Dakota crude oil involving transportation by rail and requiring transloading will be transloaded at the Transloading Facility.

The operations of DPTS Marketing, LLC commenced in May 2011. Under provisions of the member control agreement the profits and losses of DPTS Marketing, LLC will be split 50/50, pro rata based on number of member units outstanding. The cash payments from the joint venture will also be paid pro rata based on the number of member units outstanding.

DPTS Marketing, LLC will exist for an initial term expiring December 31, 2018 and the term shall automatically extend in two-year renewal periods unless and until terminated. DPTS Marketing, LLC can be terminated by written agreement signed by all members or at the completion of any term if written notice of termination is delivered by one member to the other member at least 90 days prior to the end of such term.

The Company is accounting for this joint venture using the equity method of accounting. The income or loss from the joint venture will be included in other income on the consolidated statements of operations and the Company has recorded an investment in DPTS Marketing, LLC on its consolidated balance sheet.

Summarized financial information of DPTS Marketing, LLC is as follows:

	Year Ended
	December 31,
	2011	2010
Sales	$9,117,898	$—
Net Earnings	4,628,558	—
Company's Share of Equity in Net Earnings	2,314,279	—
Total Assets	26,813,607	—
Total Liabilities	2,820,465	—
Share of Equity in Net Assets	11,996,571	—

4.     Lease Agreement

In November 2009, the Company entered into an operating lease agreement with Dakota Petroleum Transport Solutions, LLC (See Note 3). Under the agreement with Dakota Petroleum Transport Solutions, LLC the Company will receive monthly lease payments of $19,161 for the duration of Dakota Petroleum Transport Solutions, LLC (See Note 3). The agreement includes provisions which allow the Company to collect additional rents if the Company incurs certain additional costs related to the equipment and the Transloading Facility. Dakota Petroleum Transport Solutions, LLC is responsible for all personal property and real property taxes upon the alterations and trade fixtures on the premises and the property during the term of the lease. The lessee is responsible for all costs and expenses to perform all maintenance and repair of the premises, and to acquire expansion, improvements or additions to the premises. The lessee is also responsible for payment of all utilities and other miscellaneous expenses during the term of the lease agreement.

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In accordance with equity method requirements described in Note 3, 50% is recognized as rental income and 50% is included in income from investment from Dakota Petroleum Transport Solutions, LLC, by eliminating 50% of the related expense. Accordingly, for each of the years ended December 31, 2011 and 2010, $114,967 of the $229,934 in rent payments was recognized as rental income and $114,967 was included in income from investment in Dakota Petroleum Transport Solutions, LLC.

Minimum future rent payments on the non-cancelable operating lease receivable in the years following December 31, 2011 are as follows:

Years ending December 31,	Amount
2012	$229,934
2013	229,934
2014	—
2015	—
2016	—
Total	$459,868

5.     Preferred and Common Stock

The Company has authorized 10,000,000 shares of preferred stock with a par value of $0.001 per share. Shares of preferred stock may be issued in one or more series with rights and restrictions as may be determined by the Company. No shares of preferred stock have been issued as of December 31, 2011 and 2010.

On January 14, 2011, the Company declared a dividend to the owners of the Company’s common stock. The owners of the Company’s common stock made an election to receive either a cash dividend of $0.10 per share of common stock owned or a stock dividend of 0.0645 shares of the Company’s common stock for each share of common stock owned. Based on the shareholders’ elections the Company paid $1,941,632 in cash and issued an additional 1,441,774 shares of common stock.

In February 2011, the Company issued 2,000,000 shares of common stock to two former executives of the Company as compensation for their services.  The executives were fully vested in the shares on the date of the grant.  The fair value of the stock issued was $1,550,000 or $0.775 per share, the fair market value of a share of common stock on the date the stock was issued, and expensed as general and administrative expenses.

In March 2011, a warrant holder exercised 50,000 warrants resulting in cash proceeds to the Company of $14,250.

In March 2011, the Company completed a private placement offering of 1,500,000 shares of common stock to accredited investors at a subscription price of $2.125 per share for total gross proceeds of $3,187,500.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.

In April 2011, the Company issued 2,000 shares of common stock to an individual pursuant to an administrative services agreement.  These shares were valued at $4,250 or $2.125 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.

In April 2011, the Company issued 20,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $42,500 or $2.125 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.

In April 2011, the Company issued 250,000 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $531,250 or $2.125 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.

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In September 2011, the Company issued 40,000 shares of common stock to its Board of Directors.  These shares were valued at $85,000 or $2.125 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.

On November 1, 2011, the Company exchanged their senior and junior promissory notes for new promissory notes. As part of the exchange the holders of the senior and junior promissory notes made an election to receive either a cash payment equal to two percent (2%) of the aggregate principal of the senior and junior promissory notes exchanged or the number shares of the Company’s common stock equal to the cash exchange fee divided by $4.00. Based on the holders’ elections the Company issued 7,500 shares of common stock. The fair value of the Company’s common stock issued, $30,000, is included in finance costs on the consolidated balance sheet and is being amortized over the term of the new promissory notes.

In December 2011, the Company completed a private placement offering of 500,000 shares of common stock to accredited investors at a subscription price of $4.00 per share for total gross proceeds of $2,000,000.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.

In December 2011, the Company issued 10,000 shares of common stock to a consultant.  These shares were valued at $40,000 or $4.00 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.

Stock Split

On October 31, 2011, the Company’s board of directors and a majority of its stockholders approved a 2-for-1 stock split pursuant to which all stockholders of record received two shares of common stock for each single share of common stock owned as of the record date. This stock split increased the issued and outstanding shares by approximately 18,200,000, the outstanding warrants by approximately 2,100,000 and the outstanding stock options by approximately 125,000. Generally accepted accounting principles require that the stock split be applied retrospectively to all periods presented. As a result, all stock, warrant and option transactions have been adjusted to account for the 2-for-1 stock split.

6.     Stock-Based Compensation and Warrants

The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10-55. This standard requires the Company to record an expense associated with the fair value of the stock-based compensation. The Company uses the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected volatility. For the warrants and options granted in 2011 the Company used a variety of comparable and peer companies to determine the expected volatility input based on the expected term of the warrants and options. The Company believes the use of peer company data fairly represents the expected volatility the Company would experience were they a public company at the time of issuance. For warrants and options granted to employees and directors, the Company uses the simplified method to determine the expected term of the warrants and options due to the lack of sufficient historical data. Changes in these assumptions can materially affect the fair value estimate. The fair value of the warrants and options are recognized as compensation or interest expense over the vesting term.

Warrants Granted February 2011

On February 1, 2011, in conjunction with the closing of the 12% Senior Promissory Notes (see Note 7), the Company issued warrants to purchase a total of 3,500,000 shares of common stock exercisable at $0.285 per share.   The fair value of the warrants was reported as a debt discount and netted against the amount due on the Promissory Notes on the consolidated balance sheet. The warrants can be exercised at any time until the warrants expire in January 2021.

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The following assumptions were used for the Black-Scholes model:

Risk free rates	3.48%
Dividend yield	0%
Expected volatility	48.27%
Weighted average expected warrant life	10 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$0.63
Total warrants granted	3,500,000
Total weighted average fair value of warrants granted	$2,189,248

Using the Black-Scholes model we have determined the fair value of the issued warrants to be $2,189,248 and allocated the debt proceeds in accordance with the relative fair value method. The Company recorded a $1,346,816 discount on the Senior Notes representing the allocation of the relative fair value to the warrants. On November 1, 2011, the Senior Notes were exchanged for new promissory notes. The exchange of the notes was accounted for as an extinguishment of debt; therefore, the entire discount has been amortized to interest expense for the year ended December 31, 2011.

Warrants Granted February 22, 2011

On February 22, 2011, the Company issued its Chief Executive Officer warrants to purchase a total of 600,000 shares of common stock exercisable at $2.50 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on February 5, 2013. As of December 31, 2011, there was approximately $33,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $23,563 of expense related to these warrants for the year ended December 31, 2011.

The following assumptions were used for the Black-Scholes model:

Risk free rates	1.55%
Dividend yield	0%
Expected volatility	56.11%
Weighted average expected warrant life	3.5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$0.09
Total warrants granted	600,000
Total weighted average fair value of warrants granted	$56,549

Warrants Granted April 5, 2011

On April 5, 2011, the Company issued warrants to purchase a total of 100,000 shares of common stock exercisable at $2.50 per share to an employee as part of an employment agreement.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on April 5, 2013. As of December 31, 2011, there was approximately $49,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $29,175 of expense related to these warrants for the year ended December 31, 2011.

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The following assumptions were used for the Black-Scholes model:

Risk free rates	1.33%
Dividend yield	0%
Expected volatility	56.17%
Weighted average expected warrant life	3.5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$0.78
Total warrants granted	100,000
Total weighted average fair value of warrants granted	$77,799

The table below reflects the status of warrants outstanding at December 31, 2011:

	Common	Exercise	Expiration
Issue Date	Shares	Price	Date
February 1, 2011	3,450,000	$0.285	January 31, 2021
February 22, 2011	600,000	$2.50	February 22, 2016
April 5, 2011	100,000	$2.50	April 5, 2016
	4,150,000

Outstanding Warrants

  No warrants were forfeited or expired during the year ended December 31, 2011.
  The Company recorded general and administrative expense of $52,737 and interest expense of $1,346,816 related to these warrants for the year ended December 31, 2011.  The Company will recognize $81,611 of compensation expense in future periods relating to warrants that have been granted as of December 31, 2011.
  There are 3,450,000 warrants that are exercisable at December 31, 2011 and that became exercisable during 2011.
  The intrinsic value of warrants outstanding at December 31, 2011 is $13.9 million.
  50,000 warrants were exercised during the year ended December 31, 2011.

Stock Options Granted September 2011

In September 2011, the Company granted 200,000 options in aggregate, to members of the board and 50,000 options to its Chief Financial Officer pursuant to an employment agreement. The options were granted at a price of $2.50 and the optionees were fully vested on the grant date.   The total fair value of the options was calculated using the Black-Scholes valuation model based on factors present at the time the options were granted. The Company recognized $82,704 of expense related to these options in the year ended December 31, 2011.

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The following assumptions were used for the Black-Scholes model:

Risk free rates	0.39%
Dividend yield	0%
Expected volatility	33.98%
Weighted average expected stock options life	2.5 Years

The “fair market value” at the date of grant for stock options granted is as follows:

Weighted average fair value per share	$0.33
Total stock options granted	250,000
Total weighted average fair value of stock options granted	$82,704

The following summarizes activities concerning outstanding options to purchase shares of the Company’s common stock as of and for the year ending December 31, 2011:

  No options were exercised or forfeited in the year ended December 31, 2011.
  No options expired during the year ended December 31, 2011.
  Options covering 250,000 shares are exercisable and outstanding at December 31, 2011.
  There is no further compensation expense that will be recognized in future periods relative to any options that had been granted as of December 31, 2011, because the Company recognized the entire fair value of such compensation upon vesting of the options.
  There were no unvested options at December 31, 2011.

Restricted Stock Awards

During the year ended December 31, 2011, the Company issued 600,000 restricted shares of common stock as compensation to an officer and an employee of the Company. The restricted shares vest over various terms with all restricted shares vesting no later than April 5, 2013. As of December 31, 2011, there was approximately $310,000 of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants. The Company has assumed a zero percent forfeiture rate for restricted stock. The Company recorded general and administrative expense of $290,314 for the year end December 31, 2011, related to these restricted share grants.

The following table reflects the outstanding restricted stock awards and activity related thereto for the year ended December 31, 2011:

	Year Ended
	December 31, 2011
	Number of Shares	Weighted-Average Grant Price
Restricted Stock Awards:
Restricted Shares Outstanding at the Beginning of Period	—	$—
Shares Granted	600,000	$1.00
Lapse of Restrictions	50,000	$.78
Restricted Shares Outstanding at December 31, 2011	550,000	$1.02

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7.     Promissory Notes

In February 2011, the Company issued 12% senior promissory notes in the principal amount of $3.5 million. In conjunction with the issuance of the senior promissory notes, each subscriber of the senior promissory notes received a warrant to purchase one-half (1/2) of one (1) share of the Company’s common stock for every one dollar ($1.00) principal amount of senior notes purchased. The Warrants are exercisable at $0.285 per share. A total of 3,500,000 warrants were issued related to the senior notes.

In April 2011, the Company issued 12% junior promissory notes in the principal amount of $5.5 million.

On November 1, 2011 the Company entered into an Exchange and Loan Agreement (“Agreement”) with the holders of the senior and junior promissory notes (“Old Notes”). As part of the Agreement the holders of the Old Notes agreed to exchange their notes for new promissory notes and extend the term of the promissory notes.

The new promissory notes bear interest at the rate of 12% per annum, with interest payable in arrears on the last day of each fiscal quarter beginning December 31, 2011. The promissory notes are unsecured and mature on March 1, 2013. The Company may pre-pay the promissory notes in whole or in part without penalty or premium and without prior written consent at any time after the occurrence of a Public Listing as defined in the Agreement.

Pursuant to the Agreement, the Company, at its discretion on or before November 1, 2012, may require certain holders of the new promissory notes to lend to the Company, in a single draw, up to an aggregate of $5.5 million in proportion to the principal amount of such holders’ existing new promissory notes. The supplemental notes, if issued, would bear 18% simple annual interest and would mature one year after the date of issuance. If supplemental notes are issued, each holder of the supplemental notes will also receive a warrant to purchase at the strike price (volume weighted average closing price of the Company’s common stock over the twenty trading days after the supplemental notes are issued) a number of shares of the Company’s common stock equal to the quotient of the 50% of the principal amount of the supplemental note divided by $1.00. The warrant would be exercisable at any time during the period that is ten years after the date the supplemental notes are issued at a per share exercise price equal to the volume-weighted average closing price of the Company’s common stock over the twenty trading days after the date the supplemental notes are issued. The Company has not withdrawn any amount under this provision, and the entire $5.5 million remains outstanding as of December 31, 2011.

If the Public Listing occurs and the initial trading price, as defined in the Agreement, exceeds $2.50, then the holder will be entitled to receive an additional payment equal to the remainder, to the extent positive, of (x) the unpaid principal amount of the promissory note multiplied by the initial trading price and divided by $2.50 minus (y) the unpaid principal amount of the promissory note. The holders of the promissory notes may elect to receive the additional payment either (i) a number of shares of the Company’s common stock equal to the additional payment divided by $4.00, or (ii) a subordinated promissory note having a principal amount equal to the additional payment, bearing no interest for three calendar months after issuance and 12% simple annual interest thereafter, due and payable on the one-year anniversary of the issue date of such promissory note.

In connection with the issuance of the new promissory notes, the holders received from the Company, at the holders election, either (i) a cash payment equal to 2% of the aggregate principal amount of the Old Notes exchanged (“Cash Extension Fee”), or (ii) a number of shares of the Company’s common stock equal to the Cash Extension Fee divided by $4.00. Based on the election of the Old Note holders the Company paid $150,000 in cash for the Cash Extension Fee and issued 7,500 shares of the Company’s common stock. The fair value of the Cash Extension Fee and the shares of the Company’s common stock issued, $180,000, has been reported on the Company’s consolidated statement of operations as loss on extinguishment of debt. In connection with the exchange, the Company wrote-off debt issuance costs of $336,704 in 2011, which were recorded as interest expense in the Company’s consolidated statement of operations.

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Extinguishment of Debt

The Company assessed the impact of the exchange of the senior and junior notes for new promissory notes and whether it should be accounted for as an extinguishment of debt and the issuance of new debt or a modification of the existing debt. The present value of the remaining payments on the new promissory notes was substantially different than the present value of the senior and junior notes, therefore the Company reported the transaction as an extinguishment of debt. Since the exchange was accounted for as an extinguishment of debt all cost incurred and the increase in fair value of the Company’s liabilities was reported as loss on extinguishment of debt on the consolidated statement of operations.

Derivative Liability

The additional payment provision in the new promissory notes is considered an embedded derivative. This embedded derivative is reported as a current liability on the Company’s consolidated balance sheet at fair value. The total fair value of the embedded derivative was calculated using the Monte Carlo Simulation valuation model based on factors present at the date valued.

The fair value of the embedded derivative when the new promissory notes were issued was $4,372,500. The $4,372,500 has been reported on the Company’s consolidated statement of operations as loss on extinguishment of debt.

The following assumptions were used for the Monte Carlo Simulation to determine the initial fair value of the embedded derivative:

Risk free rates	0.1%
Assumed IPO Price	$4.12
Rounded Annual Volatility	30.0%
Probability of Event	75%

The embedded derivative is carried at its fair value on the consolidated balance sheet and is revalued at the end of each period.  As of December 31, 2011 the fair value of the embedded derivative was $5,540,000. The increase in the fair value of the embedded derivative, $1,167,500, was recorded as interest expense on the consolidated statement of operations.

The following assumptions were used for the Monte Carlo Simulation to determine the fair value of the embedded derivative at December 31, 2011:

Risk free rates	0.1%
Assumed IPO Price	$4.12
Rounded Annual Volatility	30.0%
Probability of Event	95%

8.     Income Taxes

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740-10-30. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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The income tax expense (benefit) for the years ended December 31, 2011, and 2010 consists of the following:

	2011	2010
Current Income Taxes
Federal	$—	$189,000
State	3,000	31,000
Deferred Income Taxes
Federal	(1,827,000)	178,000
State	(183,000)	18,000

Total expense (benefit)	$(2,007,000)	$416,000

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2011 and 2010 to the amount of income tax expense (benefit) that would result from applying the statutory rate to pretax income.

Reconciliation of reported amount of income tax expense:

	2011	2010
Income (loss) before taxes and NOL	$(5,117,791)	$1,081,306
Federal statutory rate	34%	34%
Taxes computed at federal statutory rates	(1,740,000)	368,000
State taxes, net of federal taxes	(174,000)	36,000
Debt Discount	(95,000)	—
Other	2,000	12,000
Reported provision	$(2,007,000)	$416,000

The components of the Company’s deferred tax asset (liability) were as follows:

December 31,	2011	2010
Deferred Tax Assets (Liabilities)
Current:
Deferred rent	$93,000	$84,000

Prepaid Expenses	(5,000)	—
Derivative Liability	2,072,000	—
Net Operating Loss	81,000	—
Other	66,000	—
Current	2,307,000	84,000
Noncurrent:
Fixed assets	(444,000)	(444,000)
Share based Compensation	(17,000)	—
Investment in Dakota Petroleum Transport Solutions, LLC	(93,000)	28,000
Deferred rent	94,000	169,000
Non-current	(460,000)	(247,000)
Total deferred tax assets (liabilities)	$1,847,000	$(163,000)

The Company has no liabilities for unrecognized tax benefits.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the years ended December 31, 2011 and 2010, the Company did not recognize any interest or penalties in the consolidated statement of operations, nor did the Company have any interest or penalties accrued in the consolidated balance sheet at December 31, 2011 and 2010 relating to unrecognized benefits.

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At December 31, 2011, the Company had a net operating loss carry forward for federal and state income tax purposes of $215,000, which expires in 2031.

The 2010 and 2009 tax years remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject.

9.     Financial Instruments

The Company’s financial instruments include cash and cash equivalents, trade receivables, accounts payable, and promissory notes. The carrying amount of cash and cash equivalents, trade receivables, accounts payable and promissory notes approximate fair value because of their immediate or short-term maturities.

10.    Fair Value

FASB ASC 820-10-55 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the consolidated balance sheet as of December 31, 2011.

	Fair Value Measurements at December 31, 2011 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liability – Current Liability	$—	$—	$(5,540,000)

Level 3 liability consists of an embedded derivative included in the new promissory notes issued on November 1, 2011 (see Note 7). There were no transfers between any of the fair value levels during the year ended December 31, 2011.

The following table provides a reconciliation of the beginning and ending balances for the liability measured at fair value using significant unobservable inputs (Level 3):

Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3) Level 3 Financial Liabilities
Balance at January 1, 2011	$—
Initial Fair Value of Derivative Liability	(4,372,500)
Increase in Fair Value of Derivative Liability included in Interest Expense	(1,167,500)
Balance at December 31, 2011	$(5,540,000)

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